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                                                                   Exhibit 10.11

            PACIFIC CONTINENTAL CORPORATION/PACIFIC CONTINENTAL BANK

                                CHANGE IN CONTROL

                          SALARY CONTINUATION AGREEMENT


THIS CHANGE IN CONTROL/SALARY CONTINUATION AGREEMENT (this "Agreement") is entered into as of this 17th day of August, 2005, by and between PACIFIC CONTINENTAL CORPORATION, an Oregon corporation (the "COMPANY"), its wholly owned subsidiary PACIFIC CONTINENTAL BANK, an Oregon state-chartered bank (the "BANK"), and __________________ ("EXECUTIVE"). This Agreement will be effective as of the Effective Date determined pursuant to the Plan and Agreement of Merger dated as of the date hereof among the Company, the Bank, NWB Financial Corporation and Northwest Business Bank (the "Merger Agreement"). If the MERGER AGREEMENT is terminated for any reason, this Agreement will be null and void and of no effect.

The Company, the Bank and Executive agree as follows:

1.       DEFINITIONS.

         1.1      Cause. "CAUSE" means any one or more of the following:

                  a. Removal or discharge of Executive pursuant to order of any federal banking authority;

                  b. Executive perpetrates fraud, dishonesty, or other act of misconduct in the rendering of services to the Company or the Bank or to customers of the Company or the Bank, or if Executive engages in conduct which, in the opinion of the Board of Directors, materially interferes with the performance of Executive's duties or harms the reputation of the Company or the Bank by reason of the adverse reaction of the community to such conduct;

                  c. Executive conceals from, or knowingly fails to disclose to, any federal banking regulatory authority or the Board of Directors any material matters affecting the viability of the Company or the Bank; or

                  d. Executive fails (or refuses) to faithfully or diligently perform any of the usual and customary duties of his employment and either fails to remedy the lapse or formulate a plan for its correction with the Company or the Bank (if such failure is not susceptible to immediate correction) within thirty
                           (30) days after notice to Executive explaining in detail the allegations and recommended correction.

         Notwithstanding the foregoing, Executive shall not be terminated without:

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                  a.       Ten days written notice setting forth Company's
                           intention to terminate for Cause;

                  b. An opportunity for Executive to rebut termination for Cause within five business days after receiving notice; and

                  c. A final finding, in good faith, by the Board of Directors that Cause existed.

         1.2 Change in Control. "CHANGE IN CONTROL" means a change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of the Company or the Bank, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended; provided however, that an internal reorganization of the Company or the Bank shall not constitute a Change in Control.

         1.3 Disability. "DISABILITY" means a physical or mental impairment that renders Executive incapable of substantially performing the usual and customary duties of his employment for a period of 90 consecutive days, unless with reasonable accommodation Executive could continue to perform such duties, and making these accommodations would not pose an undue hardship on the Company or the Bank. Disability shall be determined by the definition and procedure set forth in the Company disability insurance plan.

         1.4 Employment Agreement. "EMPLOYMENT AGREEMENT" has the meaning assigned in Section 4 of this Agreement.

         1.5 Good Reason. "GOOD REASON" means only any one or more of the following:

                  a. Reduction of Executive's Post Change in Control Salary or elimination of any significant compensation or benefit plan benefiting Executive, unless the reduction or elimination is generally applicable to substantially all similarly situated employees (or similarly situated employees of a successor or controlling entity of the Company or the Bank) formerly benefited;

                  b. The Post Change in Control assignment to Executive without his consent of any authority or duties materially inconsistent with Executive's position as of the date of the Change of Control; or

                  c. A relocation or transfer of Executive's principal place of employment that would require Executive to commute on a regular basis more than 30 miles each way from his present place of employment.

         1.6 Parachute Payment Amount. "Parachute Payment Amount" has the meaning assigned in Section 4 of this Agreement.

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         1.7      Post Change in Control Salary. For purposes of Section 3 of this Agreement, "POST CHANGE IN CONTROL SALARY" means, for the Salary Continuation Period, the base compensation and bonus(es) that Executive would have been entitled to if his/her employment had not been terminated. For purposes of determining the bonus(es) that Executive would have been entitled to, it will be assumed that Executive would have earned the maximum bonus amount payable pursuant to the Company and/or Bank's bonus plan(s) in existence at the time of the Change in Control.

         1.8 Salary Continuation Payment. "SALARY CONTINUATION PAYMENT" has the meaning assigned in Section 3 of this Agreement.

         1.9 Salary Continuation Period. "SALARY CONTINUATION PERIOD" has the meaning assigned in Section 3 of this Agreement.

         1.10 Termination Event After Change in Control. A "TERMINATION EVENT AFTER CHANGE IN CONTROL" shall be deemed to occur upon, and only upon, any one or more of the following:

                  a. Termination of Executive's employment by Executive for Good Reason within the Salary Continuation Period;

                  b. Termination of Executive's employment by the Bank and/or the Company other than for Cause or Disability, or death within the Salary Continuation Period; or

                  c. Termination of Executive's employment or of this Agreement by the Bank and/or the Company other than for Cause, Disability or death prior to a Change in Control if such termination occurs within twelve (12) months before the execution of a definitive agreement providing for a Change in Control.

         1.11 Trade Secret. "TRADE SECRET" means information, including a drawing, cost data, customer list, formula, pattern, compilation, program, device, method, technique or process that:

                  a. Derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and

                  b. Is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2. COMMITMENT OF EXECUTIVE. In the event that any person extends any proposal or offer that is intended to or may result in a Change in Control, Executive shall, at the Company's or the Bank's request, assist the Company and/or the Bank in evaluating such proposal or offer. Further, subject to the additional terms and conditions of this

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         Agreement, in order to receive the Salary Continuation Payment,
         Executive cannot resign from the Company or the Bank during any period from the receipt of a specific Change in Control proposal up to the consummation or abandonment of the transaction contemplated by such proposal.

3.       SALARY CONTINUATION PAYMENT.

         3.1 Payment Events. Except as otherwise provided in this Section, in the case of a Termination Event After a Change in Control, Executive shall receive a salary continuation payment (the "SALARY CONTINUATION PAYMENT"), payable in a lump sum on the later of the date of termination or the date of the Change in Control.

         3.2 Amount of Payment. The Salary Continuation Payment shall be an amount equal to the Executive's Post Change in Control Salary, for the balance of the Salary Continuation Period. The "SALARY CONTINUATION PERIOD" shall be the period beginning on the Change of Control and continuing thereafter for TWELVE (12) MONTHS.

         3.3 Adjustment of Salary Continuation Payment. Notwithstanding the foregoing, if Executive's Good Reason for terminating his or her employment is a reduction of Post Change in Control Salary, then the Salary Continuation Payment shall be calculated based on Executive's Post Change in Control Salary in effect prior to such reduction.

4.       LIMITATIONS ON PAYMENT AMOUNTS.

         4.1 Payment under Employment Agreement. The Salary Continuation Payment, if any, shall be reduced by the amount of any payment received by Executive pursuant to the Employment Agreement dated of as the date hereof among the Company, the Bank and the Executive (the "EMPLOYMENT AGREEMENT"). If payments received by Executive pursuant to the Employment Agreement exceed the amount of the Salary Continuation Payment, neither the Company nor the Bank will have any payment obligations to Executive pursuant to the terms of this Agreement.

         4.2 Parachute Payment Limitation. Notwithstanding anything in this Agreement to the contrary, if the total of the Salary Continuation Payment, together with any other payments or benefits received from the Company or the Bank, will be an amount that would cause them to be a "parachute payment" within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the "PARACHUTE PAYMENT AMOUNT"), then the Salary Continuation Payment shall be reduced so that the total amount thereof is $1 less than the Parachute Payment Amount.

5. NONSOLICITATION. If the Executive receives a Salary Continuation Payment, then during the Salary Continuation Period, Executive will not, directly or indirectly, persuade or

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         entice, or attempt to persuade or entice, (i) any employee of the Bank or the Company to terminate his/her employment with the Bank or the Company, or (ii) any person or entity to terminate, cancel, rescind or revoke its business or contractual relationships with the Bank or the Company.

6. CONFIDENTIALITY Executive will not, after the date this Agreement is signed, including during and after its term, use for his own purposes or disclose to any other person or entity any Trade Secret of the Bank or the Company.

7.       ENFORCEMENT.

         7.1 Executive, the Bank and the Company stipulate that, in light of all of the facts and circumstances of the relationship between Executive and the Bank/Company, the agreements referred to in Sections 5 and 6 (including without limitation their scope) are fair and reasonably necessary for the protection of the Bank's/Company's goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank/Company request the court to reform these provisions to the maximum extent that the court finds enforceable.

         7.2 Executive acknowledges that the Bank/Company will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of Sections 5 or 6 or threatens or attempts to do so. For this reason, under these circumstances, the Bank/Company, in addition to and without limitation of any other rights, remedies or damages available to them at law or in equity, will be entitled to obtain temporary, preliminary, and permanent injunctions in order to prevent or restrain the breach, and the Bank/Company will not be required to post a bond as a condition for the granting of this relief.

8. ARBITRATION. Except for as set forth in Section 7 of this Agreement, at either the Company's, the Bank's or Executive's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and any party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other parties for its costs and expenses, including reasonable attorneys' fees. All proceedings will be held at a place designated by the arbitrator in Lane County, Oregon. The arbitrator, in rendering a decision as to any state law claims, will apply Oregon law.

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9.       WITHHOLDING. All payments required to be made by the Company or the
         Bank hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company or the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

10. OTHER COMPENSATION AND TERMS OF EMPLOYMENT. This Agreement is not an employment agreement. Accordingly, except with respect to the Salary Continuation Payment, this Agreement shall have no effect on the determination of any compensation payable by the Company or the Bank to Executive, or upon any of the other terms of Executive's employment with the Company or the Bank. The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to Executive upon a termination of employment with the Company or the Bank pursuant to employee benefit plans of the Company or the Bank or otherwise.

11.      MISCELLANEOUS PROVISIONS.

         11.1 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter. Notwithstanding the preceding sentence, the terms of this Agreement are separate from and do not supercede the terms of the Employment Agreement (except as set forth in Section 4.1 of this Agreement)

         11.2 Binding Effect. This Agreement will be binding and enforceable against, and will inure to the benefit of, the heirs, legal representatives, successors and assigns of the Company, the Bank, and Executive.

         11.3 Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

         11.4 Amendment. This Agreement may be modified only through a written instrument signed by both parties.

         11.5 Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

         11.6 Counsel Review. Executive acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

         11.7 Governing Law and Venue. This Agreement will be governed by and construed in accordance with Oregon law, except to the extent that federal law may govern certain matters. The parties must bring any legal proceeding arising out of this Agreement in Lane County, Oregon.

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         11.8     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

         11.9 Assignability. The Company and/or the Bank may assign this Agreement and its rights hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Company and/or the Bank may hereafter merge or consolidate or to which the Company and/or the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Company and/or the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

         11.10 Revocability. Subject to the provisions of Sections 1.10(c) and 3.1 of this Agreement, this Agreement may be terminated unilaterally by a majority vote of the board of directors of the Company and/or the Bank.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

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         This Change in Control/Salary Continuation Agreement is effective as of the date first set forth above.



                                  PACIFIC CONTINENTAL CORPORATION


                                  By
                                     ------------------------------------------

                                  Its
                                      -----------------------------------------



                                  PACIFIC CONTINENTAL BANK


                                  By
                                     ------------------------------------------

                                  Its
                                      -----------------------------------------



                                  EXECUTIVE:

                                  ---------------------------------------------

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